Exhibit 10.2
April 15, 2019

Seth R. Weissman
[***]

Re: Offer of Employment Dear Seth,
Marqeta, Inc. (the “Company”) is delighted to extend this offer of employment to you. These are incredibly exciting times at Marqeta and we look forward to having you join our team! The terms of this offer are outlined below.

1.    Position. You will perform the duties of Chief Legal Officer - General Counsel, reporting to me. You will be based in our Oakland, California office. This offer is for a full-time, exempt position and we estimate that your start date will be on or about April 29, 2019 (the date you actually commence employment with the Company will be the “Start Date”). As part of your duties and responsibilities, we will transition the Company’s Chief Compliance Officer to report to you shortly following your Start Date.

2.    Compensation.

a.    Salary. You will be paid an annual base salary of $310,000 payable semi-monthly in accordance with the Company’s normal payroll process.

b.    Performance Bonus. You are also eligible to participate in the Company’s discretionary Bonus Plan; your annual bonus target is 40% of your base salary. For 2019, you will be eligible to receive a pro-rated bonus based on the portion of the year you were employed by the Company.

c.    Sign-On Bonus. The company agrees to pay a $50,000 sign-on bonus within the first 30 days of employment, on the condition that you are an active employee and in good standing. If you resign from your position without Good Reason (as defined below) or are terminated by the Company for Cause (as defined in the Plan) within 12 months of your Start Date, you agree to repay the post-tax sign-on bonus to the Company within 30 days of your termination date.

Your salary and bonus are both subject to all normal payroll deductions and required withholdings. In addition, you will be reimbursed for any business-related expenses in accordance with the Company’s reimbursement policy.

3.    Stock Option. It will be recommended to the Company’s Board of Directors that you be granted an option to purchase 1,687,000 shares of the Company’s Common Stock, with an exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant. The Company represents that the number of shares subject to the option grant is at least equal to 0.35% of the Company’s fully diluted outstanding and issued share capital as of

April 15, 2019, which includes all shares subject to outstanding stock options and warrants and shares reserved and not subject to any outstanding awards under the 2011 Equity Incentive Plan (the “Plan”). Subject to any vesting acceleration set forth in this offer letter and the Plan, twenty-five percent (25%) of the shares subject to the option shall vest on the one-year anniversary of your Start Date and the remaining shares subject to the option shall vest in equal monthly installments over the three years thereafter. The provisions of your stock option grant shall otherwise be subject to the provisions of the Company’s standard form of Stock Option Agreement and the Plan.
If the Company adopts an equity grant refresh program for all or substantially all of its executives, the Company shall recommend to its Board of Directors that you be eligible to participate in substantially the same manner as other executives following the one-year anniversary of your Start Date.

In the event you are either (i) terminated by the Company without Cause (as defined in the Plan) or (ii) you resign for Good Reason (as defined below), in either case within three (3) months before or twelve (12) months after the consummation of a Corporate Transaction (as defined in the Plan), then subject to you delivering to the Company or its successor a fully executed and effective general release of claims in favor of the Company or its successor, then 100% of the shares subject to your outstanding equity awards, including the stock option described above, will vest as of the date of such termination.

For purposes of this letter agreement, “Good Reason” means that you have complied with the “Good Reason Process” following the occurrence of any of the following events:

(i)    a material diminution in your responsibilities, authority, or duties;

(ii)    a material diminution in your base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(iii)    a change in geographic location of more than 50 miles at which you provide services to the Company.

For these purposes, “Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.    Benefits. You will be eligible to participate in the Company’s standard benefit plans, including, but not limited to, medical, dental, vision and disability insurance coverages.

Marqeta’s benefit plans also include Paid Time Off (PTO). The Company reserves the right to modify at its sole discretion the compensation and benefits plans, as it deems necessary.

5.    Confidential Information and Inventions Assignment Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of hire that you sign the enclosed Confidential Information and Inventions Assignment agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information and solicitation of its employees and customers.

You will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

6.    At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

7.    Background Check. This offer is contingent upon a successful employment verification and background check. The company reserves the right to rescind its offer of employment before your Start Date based upon information received in the background verification.

8.    Complete Offer and Agreement. This letter, together with your Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of your employment can be made only in writing and signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships as needed.

9.    Acceptance. This offer will remain open for three days. To indicate your acceptance, please sign and date this letter. If you accept our offer, we would like you to start no later than

April 29, 2019 or such later date as Marqeta completes and reviews the background check, but in no event later than May 10, 2019.

Seth, I expect you will make a significant contribution to our success and will enjoy a meaningful career here at Marqeta. We very much look forward to your favorable reply.

Sincerely,

Marqeta, Inc.

/s/ Jason Gardner

Jason Gardner
Chief Executive Officer

Accepted:

/s/ Seth Weissman                    April 18, 2019

Seth Weissman                    Date

MARQETA, INC.
AMENDMENT TO OFFER LETTER
This amendment (the “Amendment”) is made by and between Seth Weissman (“Employee”) and Marqeta, Inc. (the “Company,” and together with Employee, the “Parties”) on the dates set forth below, effective as of the first date as of which both Parties have executed this Amendment.
WHEREAS, the Parties entered into an employment offer letter, dated April 15, 2019 (the “Offer Letter”); and
WHEREAS, the Parties desire to amend the Offer Letter in order to provide Employee with certain severance benefits upon a qualifying termination of employment.
NOW, THEREFORE, for good and valuable consideration, the Parties agree that the Offer Letter is hereby amended as follows:
1.    Severance Provisions. The language attached to this Amendment as Exhibit A is hereby added to the Offer Letter to create a new Exhibit A to the Offer Letter.
2.    Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.
3.    Entire Agreement. This Amendment, the Offer Letter and the Company’s Executive Severance Plan constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.
4.    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
5.    Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, on the dates set forth below.
COMPANY:
MARQETA, INC.

By:     /s/ Jason Gardner
Title: Founder and CEO
Date:     2/2/22

EMPLOYEE:
    /s/ Seth Weissman
Seth Weissman
Date:     2/2/22

[SIGNATURE PAGE TO SETH WEISSMAN AMENDMENT TO OFFER LETTER]

Exhibit A
You have been designated as a participant in the Company’s Executive Severance Plan (the “Severance Plan”). To the extent not expressly provided herein, your participation in the Severance Plan will continue to be governed by the terms and conditions of the Severance Plan.
In the event your employment with the Company is terminated (a) by the Company for any reason other than by reason of death, Disability (as defined in the Severance Plan), or for Cause (as defined in the Severance Plan), or (b) by you for Good Reason (as defined below), and, in each case, such termination occurs outside of the Change in Control Period (as defined in the Severance Plan) then, notwithstanding Section 16 of the Severance Plan, in addition to the severance and benefits set forth in Section 5 of the Severance Plan, each of your then-outstanding and unvested equity awards will immediately become exercisable and vested as to the number of shares subject to each such equity award that otherwise would have vested had you remained an employee of the Company through the nine (9)-month anniversary of the date of your termination of employment, provided, that the performance conditions applicable to any equity awards subject to performance conditions (other than continued service) will be deemed satisfied (if at all) in accordance with the terms set forth in the applicable equity award agreement (the “Equity Award Acceleration”). Receipt of the severance and benefits set forth in the Severance Plan and the Equity Award Acceleration is subject to the terms and conditions of the Severance Plan, including, but not limited to, the satisfaction of the Release Requirement (as defined in the Severance Plan), Section 7 of the Severance Plan (“Additional Limitations”) and Section 10 of the Severance Plan (“Section 409A”); provided, however, that for purposes of determining whether a termination is for “Good Reason” for purposes of the Severance Plan or this Exhibit A, the “Good Reason” definition set forth in this Exhibit A will apply. For purposes of clarification, the Equity Award Acceleration is not in lieu of any equity award acceleration you may be eligible to receive pursuant to Section 6 of the Severance Plan.
This Exhibit A acts as an amendment to each of your equity awards that are outstanding as of the effective date of this Exhibit A. To the extent not amended by this Exhibit A, the terms and conditions of such equity awards remain in full force and effect. With respect to equity awards granted on or after the effective date of this Exhibit A, the same vesting acceleration provisions provided in the prior paragraph will apply to such equity awards except to the extent provided in the applicable equity award agreement by explicit reference to the offer letter.
Good Reason. For purposes of the Severance Plan and this Exhibit A only, and only for the period that is outside of a Change in Control Period, “Good Reason” means that you have complied with the Good Reason Process (as defined in the Severance Plan) following the occurrence of any of the following events: (i) a material diminution in your position, responsibilities, authority or duties (and for purposes of this definition, a change in your reporting relationship such that you are no longer reporting directly to the Company’s Chief Executive Officer will constitute a material diminution in your responsibilities, authority or duty); (ii) a material diminution in your base salary except for across the board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) the relocation of the Company office at which you are principally employed to a location more than fifty (50) miles from such office; or (iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of the Severance Plan with respect to you.

For purposes of the Severance Plan and this Exhibit A only, and during a Change in Control Period, “Good Reason” will have the meaning set forth in the Severance Plan and you will be eligible to receive the benefits set forth in the Severance Plan, subject to the terms and conditions of the Severance Plan.

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is between Marqeta, Inc. (the “Company”) and Seth Weissman (“Employee”) (together “the Parties”).

Employee is employed by the Company and the Parties have entered into an Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), an Offer Letter dated April 15, 2019, as amended on February 2, 2022 (the “Offer Letter”), and Employee is a participant in the Company’s Executive Severance Plan (the “Severance Plan”).

Employee and the Company have agreed that Employee’s employment with the Company will end on December 31, 2022 or such other date as mutually agreed by Employee and the Company (the actual date of Employee’s termination of employment with the Company, the “Separation Date”) and the Company desires to have Employee assist in the search for his successor, to assist in the orderly transition of his duties and to retain Employee in his current role as Chief Legal Officer from the date of this Agreement through the Separation Date (the “Transition Period”).

The Company and Employee have mutually agreed to release each other from any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands arising from or related to the employment relationship or Employee’s separation from the Company, including, but not limited to, any and all claims that the Employee may have against the Company and any of the Releasees as defined below.

The Parties agree as follows:

1.    Consideration.

(a)    Transition Period. During the Transition Period, Employee will continue to be employed as an at-will employee and will be expected to perform reasonable transition and other related duties as reasonably requested by the Company, and to the reasonable satisfaction of the Company, provided that such transition and other related duties will not be materially different than Employee’s obligations prior to the Transition Period. The Parties agree and acknowledge that during the Transition Period that the time Employee spends performing services will be reduced relative to the time prior to the date of this Agreement that Employee spent performing Employee’s duties and responsibilities as it will reflect a winding down and transitioning of his duties and responsibilities. The Company will continue to pay Employee’s annualized base salary until the Separation Date in accordance with the Company’s regular payroll practices, and Employee’s health, welfare and other benefits will remain in force and effect during the Transition Period. During the Transition Period, the Equity Awards (as defined below) will continue to vest and otherwise continue in accordance with their terms and conditions.

(b)    Severance Payment. Within thirty (30) days of the Separation Date the Company shall pay the Employee that amount which is equal to nine (9) months of Employee’s base salary at the current rate on the date that this Agreement is executed, less applicable withholdings, as consideration for and expressly conditioned upon Employee’s execution, without revocation, and compliance with the provisions of this Agreement.

(c)    Bonus Amount. Employee shall also be eligible for Employee’s full 2022 annual bonus in an amount consistent with the objective operational metrics formula applied to other senior executives of the Company (the “Executive Team”) and in proportion to Employee’s target bonus amount. With respect to any percentage of the bonus calculation that would have been subject to individual performance objectives or otherwise discretionary, such amount will be determined consistent with bonuses determined to be paid for the other members of the Executive Team (the “Annual Bonus”). The Annual Bonus shall be due and payable, less applicable withholdings, on the first payroll date immediately following the date the Compensation Committee approves the annual bonus amounts, if any, for the Executive Team.

(d)    COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of nine (9) months, or until Employee has secured health insurance coverage through another employer, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Separation Date and continue for the period of months indicated in this section.

(e)    Equity Awards. Employee’s outstanding options to purchase shares of Company common stock (“Options”) and restricted stock unit awards covering Company common stock (“RSUs” and together with the Options, the “Equity Awards”) that are to vest solely based on continued service will vest immediately prior to the Separation Date in accordance with the terms of the Offer Letter.

(f)    Termination of Employment by Company Prior to December 31, 2022. The Company and Employee agree that if for any reason other than Cause (as defined in the Offer Letter) the Company should choose to terminate Employee’s employment relationship with the Company prior to December 31, 2022 (e.g. a new Chief Legal Officer is hired) that any and all consideration provided for in this Agreement or otherwise due and owing to Employee shall be payable as if Employee had remained employed in his current role through December 31, 2022.

(g)    No Further Severance or Payments. Except as explicitly set forth in this Agreement, Employee acknowledges and agrees that upon receipt of the consideration outlined in this Section 1, Employee is not entitled to receive any other severance compensation or benefits from the Company, including, but not limited to, any such severance that Employee may have otherwise been entitled to pursuant to the Offer Letter or under the Severance Plan. Employee hereby waives Employee’s right to receive any such severance not explicitly set forth in this Agreement.

2.    Post-Employment Cooperation. For the nine-month period following the Separation Date, Employee agrees to cooperate with and assist the Company and Releasees, including but not limited to providing prompt, accurate and complete responses to questions, producing requested documents, submitting requested declarations attesting to facts known by the Employee, and preparing for, submitting to and attending any deposition or trial in which their testimony is requested by the Company in any action against the Company. The Company will pay Employee the hourly rate of Four Hundred Dollars ($400.00) per hour, plus reasonable and necessary expenses for any services or travel after the Separation Date upon Employee’s submission of invoices and receipts for any and all pre-approved services and expenses.

3.    Equity. The Parties agree that the number of shares of Company common stock subject to Equity Awards that will vest or have vested as of the Separation Date will be as follows:

(a)    As of December 31, 2022, Employee will have vested in:

(i)    the Options reflected on Exhibit A (the “Vested Options”) and no more, and has no right or entitlement to any other Options.

(ii)    the RSUs reflected on Exhibit A (the “Vested RSUs”) and no more, and has no right or entitlement to any other RSUs.

(b)    Employee will have until September 30, 2023 to exercise any Vested Options or such earlier date as may be set forth in the Amended and Restated 2011 Equity Incentive Plan in connection with a Corporation Transaction (as defined thereunder) (the “Exercise Date”). To the extent that any Option is intended to be an incentive stock option (“ISO”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), Employee acknowledges and agrees that (a) the foregoing extension of the Options’ post-service exercisability periods is a “modification” of such Option for purposes of its qualification as an ISO, and (b) in such case, such Option will to cease to be an ISO and instead be treated as a non- statutory stock option (“NSO”), and will be subject to all applicable tax withholdings upon exercise. Employee is advised to consult with Employee’s tax or other adviser with respect to the tax consequences of this amendment to the Options. Except as modified herein, the exercise of the Vested Options shall continue to be governed by the terms and conditions of the applicable Marqeta, Inc 2011 Equity Incentive Plan and Stock Option Agreements between the Company and Employee (the “Stock Agreements”). Nothing in this Agreement shall interfere with, forfeit or waive any of Employee’s rights with respect to any of the Vested Options or Vested RSUs as set forth in Exhibit A.
4.    Benefits. Employee’s health insurance benefits shall cease on the last day of December 2022, subject to Employee’s right to continue Employee’s health insurance under COBRA and/or Cal-COBRA. Employee’s participation in all other benefits and incidents of employment shall cease as of the Separation Date.

5.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than (i) the consideration set forth in this Agreement and (ii) Employee’s final paycheck, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, , commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee further acknowledges and represents that Employee has received any leave to which Employee was entitled or which Employee requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, or other similar laws and/or ordinances, and that Employee did not sustain any workplace injury, during Employee’s employment with the Company. Employee agrees to submit all reimbursable expenses within seven (7) days of the Separation Date, such expenses to be paid in the ordinary course of business.

6.    Mutual Release of Claims. Employee agrees that this was a negotiated agreement reached when both Parties were represented by counsel, or had the opportunity to be represented by counsel, and with the amount to be paid to Employee and the terms of the Agreement being negotiated between the Parties and the Parties agreed and hereby agree that foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied, promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in

Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, and; the California Fair Employment and Housing Act ;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Although this is a general release, it does not apply to: (i) any unemployment insurance claim; (ii) any workers’ compensation insurance benefits to the extent any applicable state law prohibits the direct release of such benefits without judicial or agency approval, with the understanding that such benefits, if any, would only be payable in accordance with the terms of any workers’ compensation coverage or fund of the Company; (iii) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (iv) any benefit entitlements vested as of Employee’s last day of employment, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; (v) any claims that cannot be waived as a matter of law; or (vi) claims that arise after Employee signs this Agreement. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. This release does not extend to any claims for indemnity by Employee arising or occurring prior to the Separation Date, to the maximum extent permitted by applicable law, arising out of any claims or suits against Employee in connection with Employee’s employment with the Company, for which Employee shall immediately notify the Company upon their awareness of such a claim. Company agrees that the foregoing considerations and undertakings represent settlement in full of all outstanding obligations owed to it by Employee. The Company, on its own behalf and on behalf of its predecessors and successors in interest, and its and their officers, directors, principals, shareholders, members, contractors, employees, insurers, attorneys, representatives, agents and assigns (“Company Releasors”), hereby and forever releases the Employee, their executors, administrators, heirs, successors, representatives, agents, attorneys, and assigns (“Employee Releasees ), from and against and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company Releasors may possess against any of the Employee Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Separation Date and/or Effective Date of this Agreement, whichever is later.

7.    Additional Acknowledgement. Employee further agrees and acknowledges that they have previously advised Employer of all facts or circumstances that they believe may constitute a violation of the legal obligations of Employer and/or the Releasees, including but not limited to any violation of any federal, state or local law or regulation. Employee agrees and acknowledges that to the best of their knowledge (i) all such compliance concerns were resolved to their satisfaction; and (ii) they are not aware of any other compliance issues concerning Employer and/or the Releasees and/or their business practices, or alleged violations by Employer and/or the Releasees.

8.    Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

9.    California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVEMATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

10.    No Pending or Future Lawsuits. Employee represents that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Notwithstanding the foregoing, nothing herein prevents any actions or disclosures expressly allowed by the Permitted Disclosures and Actions provision set forth below.

11.    Confidentiality. Except as set forth in the Permitted Disclosures and Actions provisions set forth below, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as set forth herein or as otherwise required by law, Employee may disclose Separation Information only to their immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s undersigned counsel, and Employee’s accountant and any professional tax advisor or financial planner to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that they will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from their obligations hereunder, nor permit them to make additional disclosures. Employee warrants that they have not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

12.    Permitted Disclosures and Actions. This Agreement does not prohibit or restrict Employee, the Company, or the other Releasees from: (i) disclosing information regarding unlawful acts in the workplace, including, but not limited to, sexual harassment; (ii) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (iii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iv) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Employee is, however, waiving any right to recover money in connection with any agency charge or agency or judicial decision, including class or collective action rulings, other than bounty money properly awarded by the SEC.

13.    Trade Secrets and Confidential Information/Company Property. Employee agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom they became acquainted during the term of their employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this paragraph. Employee represents that they have not to date misused or disclosed Confidential Information to any unauthorized party. The Company acknowledges and agrees that forms, templates and guides (e.g. First Principles documents) that Employee created during his employment with the Company are not Confidential Information provided, however, that any future use of such documents shall not in any way reference the Company or its policies or procedures.

14.    DTSA Notice. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended in any way to limit such statutory rights.

15.    No Cooperation. Subject to the provisions in Permitted Disclosures and Actions paragraph, Employee agrees that they will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that they cannot provide counsel or assistance.

16.    Mutual Nondisparagement. Except to the extent allowed under the Permitted Disclosures and Actions section, Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company, and any of its current or former Officers and Directors, including the Company’s executives, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Company solely by and through its then current officers and Directors, including the Company’s executives, agrees to refrain from any disparagement, defamation, libel, or slander of Employee.

17.    Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, the Parties acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the nonbreaching party to pursue all remedies and damages available under applicable law. In connection with breach by Employee, the Company may also seek to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

18.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19.    ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLEDTO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on their behalf under the terms of this Agreement. Employee agrees and understands that they are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

21.    No Representations. Employee represents that they have had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, the Offer Letter and the Severance Plan, except as explicitly modified herein.

25.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

26.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

27.    Effective Date. Employee understands that this Agreement shall be null and void if not executed by them within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.    Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    Employee has read this Agreement;

(b)    Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)    Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    Employee is fully aware of the legal and binding effect of this Agreement.

The Parties have executed this Agreement on the dates set forth below.

Dated: October 17, 2022                Seth Weissman, an individual
                        /s/ Seth Weissman

Dated: October 17, 2022                Marqeta, Inc.
                        By: /s/ Jason Gardner
                        Jason Gardner, Founder and CEO

Exhibit A

Vested Options and Restricted Stock Units as of December 31, 2022

Grant Number	Grant Date	Grant Type	Number of Shares/Options Granted	Number of Shares/Options Vested as of Vesting Completion Date
00000575	6/5/2019	ISO	68,493	68,493
00000774	2/11/2021	ISO	9,541	9,541
00002986	3/15/2022	ISO	50,201	22,934
00000576	6/5/2019	NQ	1,640,675	1,640,675
00000719	5/5/2020	NQ	300,000	256,250
00000775	2/11/2021	NQ	226,657	147,924
00000776	2/11/2021	NQ	150,000	100,000
00002987	3/15/2022	NQ	157,767	63,719
00002993	3/15/2022	RSU	75,306	32,946